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                                                               Exhibit 20.1




                                              NEWS RELEASE

FOR IMMEDIATE RELEASE:

CONTACT:         Timothy W. Stonich
                 Executive Vice President and
                 Chief Financial Officer
                 U.S. Can Corporation
                 900 Commerce Drive
                 Oak Brook, IL  60521
                 (708) 571-2530



                  U.S. CAN PURCHASES ALLTRISTA METAL SERVICES


OAK BROOK, IL, APRIL 29, 1996 -- U.S. Can Corporation (NYSE: USC) announced today that it had acquired certain assets of the Metal Services Division of Alltrista Corporation for $14.9 million. Alltrista Metal Services consists of three manufacturing plants located in Chicago, Baltimore and Birmingham, Alabama, and is engaged in the business of processing, coating and lithographing steel. The division reported sales of $88 million in 1995. U.S. Can, engaged in a similar business at a number of facilities, had metal services sales of approximately $63 million in 1995. As part of the agreement, U.S. Can will provide metal services to Alltrista's home canning business for a period of five years. U.S. Can further indicated that it intended to operate the acquired plants with the existing workforce while evaluating its facilities' alignment and integration of the additional business into the company.

"We believe this is a terrific deal for both companies," said William J. Smith, Chairman, President and CEO. "The synergies of putting the two together has allowed us to give Alltrista an attractive long-term supply agreement and, at the same time, furthers our objectives of growth in this business. We look forward," Smith added, "to welcoming Alltrista and their customers into the U.S. Can family."

U.S. Can operates 30 plants in 11 states. The company is the nation's leading supplier of metal containers for personal care, household, automotive, paint and industrial products and a major factor in metal custom and specialty products.
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